Exhibit 23.2





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of FOCUS Enhancements, Inc. on Form S-8 of our report, which included an explanatory paragraph about the Company's ability to continue as a going concern, dated April 11, 1996, on our audit of the consolidated financial statements of FOCUS Enhancements, Inc. as of December 31, 1995 and for the year then ended, which report is included in the Annual Report on Form 10-KSB of FOCUS Enhancements, Inc. for the year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts".




                                              /s/ Coopers & Lybrand L.L.P.
                                              Coopers & Lybrand L.L.P.

Boston, Massachusetts
August 5, 1997